UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 8, 2017

LIFELOC TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Colorado	000-54319	84-1053680
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

12441 West 49th Ave., Unit 4
Wheat Ridge, CO	80033
(Address of Principal Executive Offices)	(Zip Code)

(303) 431-9500
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01   Completion of Acquisition or Disposition of Assets.
On March 8, 2017, Lifeloc Technologies, Inc., a Colorado corporation (the "Company"), entered into an Asset Purchase Agreement (the "Asset Purchase Agreement") with Track Group Inc., a Delaware corporation, and its wholly owned subsidiary Integrated Monitoring Systems, LLC, a Colorado limited liability company. Pursuant to the terms and conditions of the Asset Purchase Agreement, the Company acquired certain assets comprised of: (1) handheld hardware device technology (the "Device"), designed to measure breath alcohol content of the user; and (2) software technology called RADAR Reporting Center designed to allow the Device to be configured and to capture and manage the data being returned from the Device (together with the Device, the "RADAR Assets"). The purchase price under the Asset Purchase Agreement was $860,000. Under the Asset Purchase Agreement, the Company assumed certain liabilities and obligations, including contractual obligations, and various other liabilities and obligations arising out of or relating to the RADAR Assets, including obligations related to current customers of the RADAR Assets. The Asset Purchase Agreement contains customary representations, warranties, and covenants and provides for indemnification rights with respect to a breach of a representation, warranty or covenant by either party.
The foregoing description of the terms of the Asset Purchase Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this report by reference.
Item 9.01   Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
2.1*	Asset Purchase Agreement dated as of March 8, 2017, by and among Lifeloc Technologies, Inc., Integrated Monitoring Systems, LLC, and Track Group Inc.
* Certain schedules to the Asset Purchase Agreement have been omitted to Item 601(b)(2)of Regulation S-K. The Registrant will furnish a supplemental copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 10, 2017	LIFELOC TECHNOLOGIES, INC.

	By:	/s/ Vern D. Kornelsen
Chief Financial Officer and Secretary